Exhibit 10.4
AWARD AGREEMENT
CST Brands, Inc. Amended and Restated 2013 Omnibus Stock and Incentive Plan
Employee Restricted Stock Unit Award
This Award Agreement (this “Agreement”) is between CST Brands, Inc., a Delaware corporation (“Company”), and [___________], an Employee of the Company or one of its affiliates (“Participant”), who agree as follows:
Introduction. Pursuant to the CST Brands, Inc. Amended and Restated 2013 Omnibus Stock and Incentive Plan (as amended, effective June 4, 2014, and as may be further amended from time to time, the “Plan”), on [___________] (“Date of Grant”), Participant was awarded [____] Restricted Stock Units (as defined in the Plan) under the Plan. The parties hereby enter into this Agreement to evidence the terms, conditions and restrictions applicable to the Restricted Stock Units.
The Plan, Restrictions, Vesting. The Plan is incorporated herein by reference for all purposes, and Participant hereby agrees to the terms and conditions stated therein applicable to the Restricted Stock Units and the rights and powers of Company and the Committee as provided therein. In addition, Participant agrees as follows:
Non-Transferrable. Except to the extent otherwise provided in the Plan or this Agreement, the Restricted Stock Units issued to Participant under the Plan may not be sold, exchanged, pledged, hypothecated, transferred, garnished or otherwise disposed of or alienated at any time.
Vesting. Except to the extent otherwise provided in Section 2(c), Participant’s rights to and interest in the Restricted Stock Units shall vest and accrue to Participant in the following increments, provided Participant has continually remained an Employee through such dates: «Shares_Period_1» shares vest on «Vest_Date_Period_1»; «Shares_Period_2» shares vest on «Vest_Date_Period_2»; and «Shares_Period_3» shares vest on «Vest_Date_Period_3».
Termination of Service. Except as otherwise provided below following a Change of Control, if Participant’s employment is voluntarily terminated by the Participant, or is terminated by the Company with or without Cause, then the Restricted Stock Units that remain unvested shall automatically lapse and be forfeited at the close of business on the date of Participant’s termination of employment or service, except for as follows:
(i)Death, Disability or Retirement. If Participant’s employment is terminated because of Retirement, death or Disability, the Restricted Stock Units that remain unvested shall remain outstanding and vest according to the schedule set forth in Section 2(b) as if Participant continually remained an Employee through such dates; and
(ii)Termination in Connection with a Change of Control. If (A) the Award remains outstanding, or is otherwise assumed or replaced by a surviving or successor corporation following a Change of Control with a substantially similar award (a “Replacement Award”) and (B) Participant’s employment is involuntarily terminated by the Company other than for Cause, or Participant terminates such employment for Good Reason upon, or within two years following, the effective date of such Change of Control, the Restricted Stock Units that remain unvested on or prior to such date of termination shall fully vest.
Delivery of Shares Upon Vesting. Upon the vesting of each Restricted Stock Unit subject to this Agreement, Participant will be entitled to receive a share of Common Stock (as defined in the Plan). Subject to Section 2(f) herein, the delivery of shares of Common Stock under this Plan upon vesting of Restricted Stock Units shall be made on or as soon as reasonably practical following the applicable date of vesting, but in any event within sixty (60) days of the applicable date of vesting.
Dividend Equivalent. Notwithstanding Section 4 herein, in addition to the right to receive Common Stock upon vesting as described in Section 2(b) above with respect to each Restricted Stock Unit, Participant will be entitled to receive periodic cash payments in relation to dividends that are paid on Common Stock (the “Dividend Equivalent”). For purposes of the settlement of a Dividend Equivalent under this Agreement, Participant will be deemed to be a holder of one share of Common Stock for each unvested Restricted Stock Unit held by Participant. As and when dividends are declared on Common Stock, in settlement of the Dividend Equivalent granted hereunder, Participant will be entitled to receive a cash payment equal to the product of: (i) the declared dividend per share of Common Stock, multiplied by (ii) the number of unvested Restricted Stock Units held by Participant on the dividend record date. Cash payments in settlement of any Dividend Equivalent shall be subject to applicable withholding and employment taxes and shall be made upon, or as soon as possible following, payment of the declared dividend to holders of Common Stock, but in no event later than the end of the calendar year in which the respective dividend is paid to holders of Common Stock in accordance with Section 6(c) herein. Dividend Equivalents relating to a Restricted Stock Unit will terminate and be forfeited as of the earliest to occur of: (i) the lapsing and forfeiture of the Restricted Stock Unit as provided in the Plan or (ii) the vesting of such Restricted Stock Unit in accordance with Section 2(b) above.
Book Entry Shares. Participant agrees that in lieu of certificates representing Participant’s shares of Common Stock acquired pursuant to the vesting of Restricted Stock Units, shares may be issued in uncertificated form pursuant to the Direct Registration System (“DRS”) of Company’s stock transfer agent.
Restructuring or Reorganization. If, as the result of a stock split, stock dividend, combination of shares or any other change, including an exchange of securities for any reason, the Participant shall be entitled to new or additional or different shares of stock or securities, such stock or securities shall be subject to the terms and conditions of the Plan and this Agreement.
Change of Control. In addition to the rights provided under Section 2(c)(ii), unless otherwise specifically prohibited under applicable law, or by the rules of any governmental agency or authority or national securities exchange on which any shares of Company’s capital stock is then listed or traded, the Committee may, in its sole discretion, at any time prior to, coincident with, or after the time of a Change of Control, take one of the following actions:

(a)
provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting of the Restricted Stock Units if Participant’s employment has been terminated as a result of a Change of Control so that the Restricted Stock Units may be vested in full on or before a date fixed by the Committee;

(b)
provide for the purchase of the outstanding Restricted Stock Units from Participant if Participant’s employment has been terminated from and after a Change of Control, upon Participant’s request, for an amount of cash equal to the amount that would have been obtained upon the vesting of all Restricted Stock Units; or

(c)	cause the Award of the Restricted Stock Units to be assumed or a Replacement Award issued therefor, by the surviving corporation in such Change of Control.
No Stockholder Rights. Participant shall not have any rights of a stockholder of the Company with respect to any shares of Common Stock issuable upon the vesting of Restricted Stock Units subject to this Agreement (including the right to vote and to receive dividends and other distributions paid with respect to shares of Common Stock), unless and until, and only to the extent, the Restricted Stock Unit Award is settled by the issuance of such shares of Common Stock to Participant.
Miscellaneous. All capitalized terms contained in this Agreement shall have the definitions set forth in the Plan unless otherwise defined herein. This Agreement shall be binding upon the parties hereto and their respective beneficiaries, heirs, administrators, executors, legal representatives and successors.
Code Section 409A. This Agreement and the award evidenced hereby are intended to comply in all respects with Section 409A of the Code and the final regulations promulgated thereunder (the “Treasury Regulations”) and shall be interpreted and administered in such a manner. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
Six Month Delay upon Termination of Service. Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments under this Agreement are determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and the Company determines that Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations and other guidance issued thereunder, then such payments (or portion thereof) made on account of a termination of service shall commence no earlier than the first day of the seventh month following Participant’s termination of service (with the first such payment being a lump sum equal to the aggregate payments and/or benefits Participant would have received during such six-month period if no such payment delay had been imposed.) For purposes of this Section 6(a), “termination of service” shall mean Participant’s “separation from service”, as defined in Section 1.409A-1(h) of the Treasury Regulations, including the default presumptions thereunder.
Separate Payments. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.
Dividend Equivalents. In accordance with Section 1.409A-3(e) of the Treasury Regulations, the right to payment under Dividend Equivalents with respect to Restricted Stock Units are treated separately from the right to receive Common Stock under a Restricted Stock Unit for purposes of designating the time and form of payment. Dividend Equivalents shall be treated as credited in the same calendar year in which the dividend on Common Stock is paid to an eligible shareholder, and all Dividend Equivalents will be paid no later than the same calendar year in which such Dividend Equivalents are so credited.

Definitions. For the purposes of this Agreement, the following terms shall have the meanings as indicated:
“Cause” means (i) the willful and continued failure by Participant substantially to perform Participant’s duties with the Company or any of its Subsidiaries (other than any such failure resulting from Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant by the Company that specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties, or (ii) the willful engaging by Participant in conduct demonstrably and materially injurious to the Company, or (iii) a conviction of, a plea of nolo contendere, a guilty plea, or confession by Participant to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude. For purposes of this definition, no act, or failure to act, on the part of Participant shall be considered “willful” unless done, or omitted to be done, by Participant without reasonable belief that Participant’s action or omission was in the best interests of the Company and was lawful. With respect to the above definition of “cause”, no act or conduct by Participant will constitute “cause” if Participant acted: (i) in accordance with the instructions or advice of counsel representing the Company, or (ii) as required by legal process.
“Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:
(i)    Acquisition of Stock by Third Party. Any Person is or becomes the Beneficial Owner (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing twent percent (20%) or more of the combined voting power of the Company’s then outstanding shares of capital stock;
(ii)    Change in Board. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of Company (the “Board”), and any new director (other than a director designated by a Person who has effected a transaction described in subparagraph (i) of this definition without the consent of the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the Board;
(iii)    Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than a majority of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation which such shares give the holder(s) thereof the power to elect at least a majority of the board or other governing body of such surviving entity;
(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(v)    Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Act (as defined below), whether or not the Company is then subject to such reporting requirement.
“Disability” means that Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
“Good Reason” means:

(a)
the assignment to Participant of any duties inconsistent with Participant’s position (including offices, titles, and reporting requirements), authority duties or responsibilities as in effect immediately prior to the Change in Control, or any other action by Company that results in a diminution in such psotion, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);or

(b)	any requirement that Participant be based at any office or location more than fifty (50) miles from his or her office or location prior to the Change in Control; or

(c)	a material diminution in Participant’s base salary and/or annual target bonus; or

(d)
any failure by Company to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy, unless the aggregate value (as computed by an independent benefits consultant selected by Company and reasonably acceptable to Participant or Participant’s legal representative) of the diminution of all such compensation, retirement or benefit plans and policies provided Participant is not materially less than their aggregate value as in effect at any time during the one hundred twenty (120) day period immediately preceding a Change in Control or, if more favorable to Participant, those provided generally at any time after the Change in Control to other peer employees of Participant; or

(e)
in the event of a Prospective Change in Control, Company and Participant have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing as of the closing to assume and agree to perform Company's obligations under this Agreement in the same manner and to the same extent that Company is hereby required to perform.

Participant must provide written notice to Company of the existence of the condition(s) described in (a) through (e) above within 90 days of the initial existence of the condition(s). Company shall have 30 days after such notice is given during which to remedy the condition(s), and such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected by Company within the 30-day cure period and Participant has been reasonably compensated for monetary losses or damages resulting therefrom.
“Person” means a person (as such term is used in Rule 13d-5 of the SEC promulgated under the Exchange Act), or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder)).
“Prospective Change in Control” shall mean (i) any offer presented, directly or indirectly, to the Board which, if consummated, would constitute a Change in Control, or (ii) any negotiation with the Board or any committee or representative thereof to make such an offer (including the unilateral announcement of the terms on which such an offer would be made).
“Retirement” means any termination of Participant’s service with the Company and its Subsidiaries due to retirement following Participant’s attainment of age fifty-five and completion of five (5) years of service with the Company, any Subsidiary, or Valero or its subsidiaries so long as, for purposes of determining the years of service with Valero or its subsidiaries, the Participant meets the definition of a “Transferred Employee” pursuant to Section 1.50 of the CST Brands, Inc. Savings Plan, as it may be amended (the “Savings Plan”), a copy of which is incorporated herein by reference for all such purposes, but without regard to the requirement that a Transferred Employee had to be a participant in a Predecessor Plan (as defined in the Savings Plan), or other age and/or service requirements as determined by the Committee in the event of early retirement.
“Valero” means Valero Energy Corporation.

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By your signature and the Company’s signature below, you and the Company agree that the Restricted Stock Unit referenced above and accompanying Dividend Equivalent is granted under and governed by the terms and conditions of this Agreement and the Plan (as may be amended) attached hereto, all of which are made a part of this Agreement.
CST BRANDS, INC.

By: ____________________________________	____________________________________
Kimberly S. Lubel Chief Executive Officer and President	Date
Accepted: _______________________________________	____________________________________
Participant: [___________________]	Date